EXHIBIT 10.3

Licensing Agreement

This Agreement is made on the 27th day of December, 2000

Between

American Champion Media, Inc. (The Licensor)
22320 Foothill Blvd., Suite 260
Hayward, CA 94541

And

World Channel Inc. (The Licensee)
131 So. Maple Ave., Suite 6
So. San Francisco, CA 94080

WHEREBY IT IS MUTUALLY AGREED as follows:

  The Licensor warrants that the Licensor owns all rights to a-29 episode TV Series and its related products and intellectual properties, as described in Schedule I and hereinafter called the "Series", which are hereby licensed to the Licensee.
  Subject to the payment of the Licensing Fee described hereunder, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts, the exclusive and sole rights for exhibition, distribution, process and reproduction, and all commercial exploitation of the Series under the following terms and conditions:

  RIGHTS:

  All commercially exploitable rights.

  THE TERRITORY:

  Worldwide.

  LICENSE PERIOD:

  Five (5) years commencing on date of delivery of materials. Licensee has the first right of refusal to extend the License Period for another five years at terms to be amicably negotiated between the parties.

  LANGUAGE:

  All.

  The Licensee shall have the right to dub and/or subtitle the Series in any other language and the Licensee shall promptly deliver to the Licensor one (1) sample of each form of video device of the Series without charge to the Licensor.
  The Licensee shall have the right to take any legal and remedial means to enforce and protect the copyright of the Series whether in criminal or civil jurisdiction and to compromise or settle such claims for such damages or compromised amounts. Licensee shall be entitled to the proceeds of such claims.
  All transportation cost, handling charges, duties and custom fees incurred by the Licensor prior to this Agreement shall be paid by the Licensor.
  The Licensee shall pay to the Licensor in consideration of the right granted under this Agreement a Licensing Fee of US$3,000,000 in total. The Licensee shall make five annual installment payments of US$600,000 each on or before the end of the years 2001 through 2005.

  Licensee shall pledge the amount of $800,000 in its appraised value of company equipment as collateral for the above payments. In the event that Licensee fails to make the License Fee payments to Licensor on time, Licensor should notice Licensee in writing and has the right to liquidate Licensee's pledged equipment to compensate for the lost of License Fee, and Licensor may terminate this Agreement with a 30-day written notice.

  The Licensor agrees to supply to the Licensee the following materials at no cost to the Licensee:
      posters and/or publicity materials
      color stills or slides
      one set of Betacam SP master tapes
      one set of synopsis
      all inventories related with "Kangaroddy" series
  The Licensee shall use its best efforts to exploit the Series in the Territory.
  For the purpose of advertising and publicizing the Series, the Licensor shall provide the Licensee with relevant information and descriptive material such as press releases, printed synopsis, etc.
  The Licensor warrants and guarantees that the Licensor has the full authority to enter into and completely perform this Agreement and to license all of the licensed rights to the Licensee. Licensor remains to be the copyright owner of the Series.
  All costs of reproduction, operation and distribution within the Territory are the sole responsibility of Licensee.
  The rights granted herein are exclusive to the Licensee within the Territory and for the duration of the License Period specified in this Agreement, and the Licensor shall not grant, license, assign, or to otherwise transfer any of the rights granted herein to any other party within the Territory during the term of this Agreement.
  In the event of litigation arising from any breach of, interruption of, or enforcement of, any of the terms, conditions and stipulations of this Agreement, costs pre- and past-judgment interest, and reasonable attorney fees shall be awarded to the prevailing party.
  The Licensee may sub-license to a third party distribution rights granted to it hereunder, totally or in part, but no such sub-license shall relieve the Licensee of any of its obligations hereunder.
  This Agreement may not be altered, changed, modified, or amended, except in writing by the parties.
  If either party defaults in the performance of any of its material obligations hereunder and if the defaulting party fails to cure such default within thirty (30) days following receipt of notice from the other party (the claiming party) specifying such default, then and only in such event the claiming party may terminate this Agreement by notice to the defaulting party sent not later than ten (10) days after the expiration of said thirty (30) days period. In the event of such termination, the claiming party shall be entitled to its damages due to the default without prejudice to any other rights the claiming party may have against the defaulting party. In the event of the breach of this Agreement hereunder by the defaulting party, both parties hereby acknowledge that in addition to the damages against the defaulting party, the claiming party is entitled to the equitable relief of injunction and/or specific performance to enforce the performance of this Agreement.
  Any modification of this Agreement or any supplementary agreements between the parties must be in writing and signed by the parties. No arrangements made verbally will be considered binding or effective.
  All notices which either party desires or is required to give to the other party hereunder shall be in writing sent by registered mail, return receipt requested, or by telegraph or telex or by facsimile. Such notice shall be deemed to have been validly given if addressed to the other party at last known address and numbers, and shall be deemed to have been served on the expiry of forty- eight hours after the date of posting or the sending through the telegraph, telex, or facsimile.
  If any provision of this Agreement is ruled invalid under any law, it shall be deemed modified or omitted to the extent necessary, and the remainder of this Agreement shall continue in full force and effect.
  It is hereby declared that where the context permits or requires, the singular number shall include the plural and vice versa; and the masculine gender shall include the feminine and the neuter and vice versa.
  This Agreement shall be governed by the Law of California and subject to the applicable jurisdiction of the Federal Courts.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written by affixing their respective corporate seals under the hands of their proper signing officers duly authorized on that behalf.

For and on behalf of American Champion Media, Inc. /s/ Anthony K. Chan Anthony K. Chan Chief Executive Officer	For and on behalf of World Channel Inc. /s/ Alan Mok Alan Mok Prseident